Exhibit 99.1

Replimune Receives Complete Response Letter from the FDA for RP1 Biologics License Application for the Treatment of Advanced Melanoma

WOBURN, Mass., April 10, 2026 (GLOBE NEWSWIRE) – Replimune Group, Inc. (NASDAQ: REPL), a clinical stage biotechnology company pioneering the development of novel oncolytic immunotherapies, today announced that the company received a complete response letter (CRL) from the U.S. Food and Drug Administration (FDA) for the Company’s Biologics License Application (BLA) for RP1 in combination with nivolumab for the treatment of advanced melanoma.

Replimune disagrees with the FDA about whether the data set, upon which breakthrough therapy designation was awarded, is sufficient to allow this promising medicine to be made available to advanced cancer patients. In the IGNYTE trial, patients with confirmed progression on an anti-PD-1 based regimen who received RP1 plus nivolumab had a 34% response rate with a median duration of 24.8 months with a favorable safety profile.

“It is deeply disappointing that the FDA has not exercised regulatory flexibility to meet patients’ needs given the data supporting strong efficacy and the favorable safety profile. Approximately 8,500 Americans with advanced melanoma die every year. The country's foremost melanoma specialists stood behind the RP1 data. Patients and caregivers pleaded for urgency. All of it was met with inconsistent communication and a fragmented and slow-moving regulatory process which clearly puts U.S. innovation at risk,” said Sushil Patel, Ph.D., CEO of Replimune. “As we previously communicated, without timely accelerated approval, the development of RP1 will not be viable. We are devastated for our committed employees who have worked tirelessly for patients but at this point we have no choice but to eliminate jobs, including substantially scaling back our U.S. based manufacturing operations. A treatment desperately needed by patients will not be available. Not because the medicine failed. Because the system did.”

Inconsistent agency process and communication thwarts innovation

With the CRL, the company learned that a different review team was appointed for the resubmission and replaced the prior team who had interacted with the company. A senior member of the prior review team stated publicly that the “BLA clinical team thought the applicant had provided adequate evidence to support contribution of effect of RP1 plus nivolumab but leadership did not agree.” The new team did not meet with the company during the review process despite the company offering.

In the CRL, the agency appears to have contradicted their positions expressed at the September 2025 Type A meeting, including on the following points:

•	After testimony from melanoma experts, the agency did not raise further concerns about the heterogeneity of the patient population in IGNYTE and acknowledged that randomizing patients to an anti-PD1 only arm in the confirmatory study was not feasible.
•	Following an agency suggestion, the company submitted a proposal for a descriptive analysis from IGNYTE-3 supporting contribution of components. The company also included data from IGNYTE showing median progression free survival on RP1 plus nivolumab was 30.6 months compared to 4.4 months on their prior PD-1 based regimen. The company requested feedback, however, the FDA did not respond and subsequently accepted the resubmission as a complete response to the July 2025 CRL.
•	The FDA raised several points related to tumor assessment methodology. As requested by the FDA, responses in IGNYTE were assessed using RECIST 1.1 without modifications. In addition, the company provided detailed analyses showing no material difference in response rates between injected and non-injected lesions. The company also provided a comprehensive analysis which showed that biopsies and surgical interventions did not impact tumor response.

Prior to the original BLA submission, standard regulatory meetings were conducted to discuss trial design, patient population, and the BLA package requirements. While a randomized controlled trial was preferred, the FDA suggested in the March 2021 Type B minutes that if the data was sufficiently compelling, a single arm trial could be acceptable for consideration under accelerated approval. At the subsequent pre-BLA meeting, the FDA stated “we do not object to your proposal to submit a BLA based primarily on data from the cohort of patients (n=140) in the Phase 2 IGNYTE trial who had advanced melanoma and progressed while being treated with prior anti-PD-1 based therapy.” The company subsequently submitted a BLA which was accepted with breakthrough therapy designation and granted priority review. Based on feedback from the FDA, the company initiated a resource-intensive global Phase 3 trial, IGNYTE-3, to satisfy the regulatory requirement that a confirmatory study be underway for an accelerated approval.

About Melanoma

Melanoma is the fifth most common cancer, with approximately 112,000 new cases estimated in the U.S. in 2026, and the most lethal form of skin cancer, accounting for nearly 8,500 deaths annually. Standard of care therapy includes treatment with immune checkpoint blockade, to which approximately half of patients will not respond or will progress after treatment. Melanoma is considered advanced when the cancer spreads beyond the primary tumor to other parts of the body.

About RP1

RP1 (vusolimogene oderparepvec) is Replimune’s lead product candidate and is based on a proprietary strain of herpes simplex virus engineered and genetically armed with a fusogenic protein (GALV-GP R-) and GM-CSF intended to maximize tumor killing potency, the immunogenicity of tumor cell death, and the activation of a systemic anti-tumor immune response.

About Replimune

Replimune Group, Inc., headquartered in Woburn, MA, was founded in 2015 with the mission to transform cancer treatment by pioneering the development of novel oncolytic immunotherapies. Replimune’s proprietary RPx platform is based on a potent HSV-1 backbone intended to maximize immunogenic cell death and the induction of a systemic anti-tumor immune response. The RPx platform is intended to ignite local activity consisting of direct selective virus-mediated killing of the tumor resulting in the release of tumor derived antigens and altering of the tumor microenvironment to then activate a strong and durable systemic response. The RPx product candidates are expected to be synergistic with most established and experimental cancer treatment modalities, leading to the versatility to be developed alone or combined with a variety of other treatment options. For more information, please visit www.replimune.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our interactions with the FDA and other statements identified by words such as “could,” “expects,” “intends,” “hope,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our limited operating history, our ability to generate positive clinical trial results for our product candidates, the costs and timing of operating our in-house manufacturing facility, the timing and scope of regulatory approvals, if any, our ability to resolve the issues identified in the CRL in a manner satisfactory to the FDA and to us and the timing thereof, the availability of combination therapies needed to conduct our clinical trials, changes in laws and regulations to which we are subject, competitive pressures, our ability to identify additional product candidates, political and global macro factors including the impact of a global pandemic and related public health issues and the ongoing political and military conflicts, including trade conflicts, and other risks as may be detailed from time to time in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Investor Inquiries

Chris Brinzey

ICR Healthcare

339.970.2843

chris.brinzey@icrhealthcare.com

Media Inquiries

Arleen Goldenberg

Replimune

917.548.1582

media@replimune.com